FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1

                                  NEWS RELEASE

                   ASSOCIATED MATERIALS REPORTS FOURTH QUARTER
                              AND YEAR-END RESULTS

CUYAHOGA FALLS, Ohio, February 20 -- ASSOCIATED MATERIALS INCORPORATED ("AMI" OR THE "COMPANY") today announced fourth quarter 2003 net sales of $264.7 million, a 66.8% increase over $158.7 million for the same period in 2002. For the 2003 fiscal year ended January 3, 2004, net sales were $779.8 million or 27.6% higher than $611.3 million for the same period in 2002. The results for 2003 include the operations of the Company's subsidiary, Gentek Holdings, Inc. ("Gentek"), subsequent to its acquisition on August 29, 2003, which contributed $76.3 million and $103.4 million of net sales in the fourth quarter and year to date 2003 periods, respectively. As discussed below, results of continuing operations for the year ended December 31, 2002 exclude the Company's AmerCable division, which was sold on June 24, 2002.

Net income for the fourth quarter of 2003 was $9.6 million. This compares to net income of $4.6 million for the same period in 2002. For the year ended January 3, 2004, net income was $24.5 million compared to net income of $6.4 million for the same period in 2002. Gentek contributed $2.0 million and $3.1 million of net income for the fourth quarter of 2003 and year ended January 3, 2004, respectively.

EBITDA (as defined below) for the fourth quarter of 2003 was $30.4 million compared to $16.7 million for the fourth quarter of 2002. Gentek contributed $6.4 million of EBITDA in the fourth quarter of 2003. A reconciliation of net income to EBITDA is included below.

Adjusted EBITDA (as defined below) for the year ended January 3, 2004 was $86.8 million compared to $64.6 million for the same period in 2002. Gentek contributed $10.3 million of Adjusted EBITDA for the year ended January 3, 2004. Adjusted EBITDA for the year ended January 3, 2004 excludes a cost of sales expense of $1.4 million relating to an inventory fair value adjustment recorded at the time of the acquisition of Gentek. Adjusted EBITDA for the year ended December 31, 2002 excludes $1.9 million of EBITDA relating to the AmerCable division, April 2002 merger transaction costs of $9.3 million, debt extinguishment costs of $7.6 million and a cost of sales expense of $1.9 million relating to an inventory fair value adjustment recorded at the time of the merger transaction with an affiliate of Harvest Partners (referred to as the April 2002 merger transaction). A reconciliation of net income to EBITDA and to Adjusted EBITDA is included below.

Michael Caporale, President and Chief Executive Officer, commented, "I am very pleased with our fourth quarter and full year results. During the fourth quarter, we experienced solid growth in all of our product offerings."

Mr. Caporale continued, "The performance of Gentek since our acquisition at the end of August has exceeded our expectations. I commend our Gentek employees for their efforts and thank our loyal Gentek(R) and Revere(R) customers for their continued business."

RESULTS OF OPERATIONS

Net sales increased 66.8% during the fourth quarter of 2003 compared to the same period in 2002, driven by increased vinyl window and vinyl siding sales along with net sales from Gentek. Gross profit in the fourth quarter of 2003 was $69.1 million, or 26.1% of net sales, compared to gross profit of $43.7 million, or 27.5% of net sales, in the fourth quarter of 2002. The decrease in gross profit margin percentage is primarily due to the impact of the results contributed by Gentek as Gentek's gross margin percentage is typically lower than Alside's as a larger proportion of Gentek's net sales are to independent distributors versus contractors through company-owned distribution centers. Additionally, the decrease in margin percentage is due to lower margin window sales comprising a larger proportion of net sales in 2003. Selling, general and administrative expense increased to $46.3 million, or 17.5% of net sales, for the fourth quarter of 2003 versus $29.9 million, or 18.8% of net sales, for the same period in 2002. The increase in selling, general and administrative expense is primarily a result of the three new supply centers added in 2003 along with the acquisition of Gentek. Income from operations was $22.8 million in the fourth quarter of 2003 compared to $13.8 million for the same period in 2002.

Net sales increased 27.6% for the year ended January 3, 2004 compared to the same period in 2002, primarily driven by increased window sales along with net sales from Gentek. Gross profit increased to $218.3 million, or 28.0% of net sales, for the year ended January 3, 2004 compared to $179.3 million, or 29.3% of net sales, for the same period in 2002. The decrease in gross profit margin percentage was a result of the impact of the Gentek acquisition as well as window sales comprising a larger proportion of net sales in 2003 compared to the same period in 2002. Selling, general and administrative expense increased to $149.6 million, or 19.2% of net sales, for the year ended January 3, 2004 compared to $127.2 million, or 20.8% of net sales, for the same period in 2002. The increase in selling, general and administrative expense is primarily a result of the three new supply centers added in 2003 along with the seven new supply centers added in 2002, which had a full year of expenses in 2003, along with the acquisition of Gentek. Income from operations was $68.7 million for the year ended January 3, 2004 compared to $52.2 million for the same period in 2002.

      *                                *                                 *

Associated Materials' management will host its year end earnings conference call on Friday, March 5th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (866) 686-6743. A replay of the call will be available through March 12, 2004 by dialing (888) 769-9756 and entering the conference call identification number of 8389263. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company's web site at http://www.associatedmaterials.com.

      *                                *                                 *

Associated Materials Incorporated is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. AMI produces a broad range of vinyl windows, vinyl siding, aluminum and steel siding and accessories, as well as vinyl fencing, decking and railing. AMI is a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc., which is controlled by affiliates of Harvest Partners, Inc. For more information, please visit the company's website at http://www.associatedmaterials.com.

Founded in 1981, Harvest Partners has approximately $1 billion of invested and committed capital, and is focused on management buyouts and growth financings of profitable, middle-market specialty services, manufacturing and value-added distribution businesses, with a particular emphasis on multinational transactions. Harvest has significant capital available through its managed funds, which include numerous U.S. and European industrial corporations and financial institutions. For more information on Harvest Partners please visit its web site at http://www.harvpart.com.

This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to AMI that are based on the beliefs of AMI's management. When used in this press release, the words "may," "will," "should," "expect," "intend," "estimate," "anticipate," "believe," "predict," "potential" or "continue" or similar expressions identify forward-looking statements. Such statements reflect the current views of AMI's management with respect to its operations and results of operations regarding the home building industry, economy, interest rates, availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, raw material costs and availability, national and regional trends in new housing starts, weather conditions, its ability to comply with certain financial covenants in loan documents governing its indebtedness, level of competition within its market, availability of alternative building products, its level of indebtedness, costs of environmental compliance, potential conflict between existing Alside and new Gentek distribution channels, achievement of anticipated synergies and operational efficiencies from the acquisition of Gentek, shifts in market demand, and general economic conditions. These statements are subject to certain risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted.

For Further Information

At the Company:                         At Abernathy MacGregor Group Inc.:
D. Keith LaVanway                       Alison Brandt
Chief Financial Officer                 Media
(330) 922-2004                          (212) 371-5999

                        ASSOCIATED MATERIALS INCORPORATED
         CONDENSED PREDECESSOR / SUCCESSOR STATEMENTS OF OPERATIONS (A)
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                               One
                                                        Three        Three                    Hundred    Two Hundred
                                                        Months       Months       Year      Eight Days   Fifty-Seven       Year
                                                        Ended        Ended        Ended       Ended      Days Ended       Ended
                                                      January 3,  December 31,  January 3,   April 18,   December 31,  December 31,
                                                         2004         2002         2004        2002          2002          2002
                                                      ----------  ------------  ----------  -----------  ------------  -------------
                                                                                            PREDECESSOR   SUCCESSOR      COMBINED
                                                                                            -----------  ------------  -------------
Net sales
      Building products ............................  $  264,723  $    158,691  $  779,836  $   161,959  $    449,324  $    611,283
      AmerCable ....................................          --            --          --       18,271            --        18,271
                                                      ----------  ------------  ----------  -----------  ------------  ------------
           Total ...................................     264,723       158,691     779,836      180,230       449,324       629,554

Gross profit
      Building products ............................      69,124        43,685     218,311       47,102       132,247       179,349
      AmerCable ....................................          --            --          --        2,777            --         2,777
                                                      ----------  ------------  ----------  -----------  ------------  ------------
           Total ...................................      69,124        43,685     218,311       49,879       132,247       182,126

Selling, general and administrative expense
      Building products ............................      46,287        29,873     149,571       41,080        86,097       127,177
      AmerCable ....................................          --            --          --        2,192            --         2,192
                                                      ----------  ------------  ----------  -----------  ------------  ------------
           Total ...................................      46,287        29,873     149,571       43,272        86,097       129,369

Income from operations
      Building products ............................      22,837        13,812      68,740        6,022        46,150        52,172
      AmerCable ....................................          --            --          --          585            --           585
                                                      ----------  ------------  ----------  -----------  ------------  ------------
           Total ...................................      22,837        13,812      68,740        6,607        46,150        52,757

Interest, net (b) ..................................       6,742         5,867      27,369        2,068        16,850        18,918
Foreign currency (gain) ............................        (349)           --        (548)          --            --            --
Merger transaction costs (c) .......................          --            --          --        9,319            --         9,319
Debt extinguishment costs (d) ......................          --            --          --           --         7,579         7,579
                                                      ----------  ------------  ----------  -----------  ------------  ------------
Income (loss) from continuing operations before
   income taxes.....................................      16,444         7,945      41,919       (4,780)       21,721        16,941

Income taxes .......................................       6,816         3,298      17,388          977         9,016         9,993
                                                      ----------  ------------  ----------  -----------  ------------  ------------
Net income (loss) from continuing operations .......       9,628         4,647      24,531       (5,757)       12,705         6,948
Loss from discontinued operations ..................          --            --          --           --          (521)         (521)
                                                      ----------  ------------  ----------  -----------  ------------  ------------
Net income (loss) ..................................  $    9,628  $      4,647  $   24,531  $    (5,757) $     12,184  $      6,427
                                                      ==========  ============  ==========  ===========  ============  ============

Other Data:
EBITDA (e)..........................................  $   30,427  $     16,735  $   85,403  $     1,257  $     46,380  $     47,637
Adjusted EBITDA (e).................................      30,427        16,735      86,805        9,356        55,210        64,566

                                                      January 3,  December 31,
                                                         2004         2002
Selected Balance Sheet Data:
Cash  ..............................................  $    4,282  $     13,022
Accounts receivable, net............................     106,975        67,861
Inventory...........................................      97,907        60,369
Accounts payable....................................      49,881        31,319
Accrued liabilities.................................      53,234        34,319
Long-term debt......................................     305,000       242,408


      (a) Operating results prior to the April 2002 merger transaction are presented as the Predecessor's results of operations and include 108 days from January 1, 2002 to April 18, 2002. Operating results subsequent to the April 2002 merger transaction are presented as the Successor's results of operations. For the 2002 periods presented, this includes 257 days from April 19, 2002 to December 31, 2002. AmerCable's results are included in continuing operations of the Predecessor prior to the April 2002 merger transaction. Subsequent to the April 2002 merger transaction, AmerCable's results are treated as discontinued operations due to the Successor's decision to divest this division. Operating results for 2003 also include the results of the Company's Gentek Holdings subsidiary subsequent to its acquisition on August 29, 2003.

      (b) The year ended January 3, 2004 results include the write-off of $3.9 million of debt issuance costs as a result of amending and restating the Company's credit facility for the Gentek Holdings acquisition.

      (c) Merger transaction costs include investment banking and legal fees incurred by the Predecessor in conjunction with the strategic review process and subsequent April 2002 merger transaction.

      (d) Debt extinguishment costs include $4.9 million for the extinguishment of substantially all of the Successor's assumed 9-1/4% senior subordinated notes and $2.7 million for the expense of financing fees related to an interim credit facility utilized for the April 2002 merger transaction, which was repaid shortly thereafter.

      (e) EBITDA is calculated as net income (loss) plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items and AmerCable's operating results. The Company considers Adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included Adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company's ability to service its debt and / or incur debt and meet the Company's capital expenditure requirements; (ii) internally measure the Company's operating performance; and (iii) determine the Company's incentive compensation programs. In addition, the Company's credit facility has certain covenants that use ratios utilizing this measure of Adjusted EBITDA. The definition of EBITDA under the Company's credit facility does not exclude the results of AmerCable. The Company has, however, excluded the results of AmerCable when calculating Adjusted EBITDA as AmerCable is not included in the Company's continuing operations. The definition of EBITDA under the indenture governing the 9 3/4% notes due 2012 also excludes certain items. Adjusted EBITDA has not been prepared in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings made with the SEC than as presented in this release, or not be presented at all. Adjusted EBITDA is not a measure determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income
            (loss) (as determined in accordance with GAAP), as a measure of the Company's operating results or cash flows from operations (as determined in accordance with GAAP). The reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is as follows:

                                                                                               One
                                                         Three        Three                   Hundred    Two Hundred
                                                        Months       Months        Year     Eight Days   Fifty-Seven       Year
                                                         Ended        Ended       Ended        Ended      Days Ended       Ended
                                                      January 3,  December 31,  January 3,   April 18,   December 31,  December 31,
                                                         2004         2002         2004        2002          2002          2002
                                                      ----------  ------------  ----------  -----------  ------------  ------------
                                                                                            PREDECESSOR   SUCCESSOR      COMBINED
                                                                                            -----------  ------------  ------------
Reconciliation of net income (loss) to EBITDA and
Adjusted EBITDA (f) :
Net income (loss) ..................................  $    9,628  $      4,647  $   24,531  $    (5,757) $     12,184  $      6,427
Interest    -  Continuing operations................       6,742         5,867      27,369        2,068        16,850        18,918
            -  Discontinued operations (g)..........          --            --          --           --         1,213         1,213
Taxes       -  Continuing operations................       6,816         3,298      17,388          977         9,016         9,993
            -  Discontinued operations..............          --            --          --           --         (370)          (370)
Depreciation and amortization
            -  Continuing operations................       7,241         2,923      16,115        3,969         7,169        11,138
            -  Discontinued operations..............          -             --          --           --           318           318
                                                      ----------  ------------  ----------  -----------  ------------  ------------
EBITDA                                                    30,427        16,735      85,403        1,257        46,380        47,637
Debt extinguishment costs (d).......................          --            --          --           --         7,579         7,579
AmerCable's EBITDA (h)..............................          --            --          --       (1,220)         (640)       (1,860)
Merger transaction costs (c)........................          --            --          --        9,319            --         9,319
Cost of sales adjustment (i)........................          --            --       1,402           --         1,891         1,891
                                                      ----------  ------------  ----------  -----------  ------------  ------------
Adjusted EBITDA.....................................  $   30,427  $     16,735    $ 86,805  $     9,356  $     55,210  $     64,566
                                                      ==========  ============  ==========  ===========  ============  ============

      (f) The 2003 results of operations include the results of Gentek subsequent to its acquisition on August 29, 2003. A reconciliation of Gentek's Adjusted EBITDA for the quarter and year ended January 3, 2004 is as follows:


                                                        Three
                                                        Months      Year
                                                        Ended       Ended
                                                      January 3,  January 3,
                                                        2004         2004
                                                      ----------  ----------
Reconciliation of Gentek's EBITDA / Adjusted EBITDA:
Net income .........................................  $    1,968  $    3,067
Interest ...........................................         377         436
Taxes ..............................................         865       1,644
Depreciation and amortization ......................       3,235       3,720
                                                      ----------  ----------
Gentek's EBITDA ....................................       6,445       8,867
Cost of sales adjustment (i) .......................          --       1,402
                                                      ----------  ----------
Gentek's Adjusted EBITDA ...........................  $    6,445  $   10,269
                                                      ==========  ==========

      (g) Includes accelerated amortization of $0.8 million of debt issuance costs as a result of using the proceeds from the sale of AmerCable to permanently reduce the Company's credit facility.

      (h) AmerCable's EBITDA is calculated as its net income (loss) plus interest, taxes, depreciation and amortization. For the periods through the date of its sale, AmerCable's EBITDA is calculated as follows:


                                                                January 1,                      January 1,
                                                                  2002        April 19, 2002       2002
                                                                   To              To               To
                                                             April 18, 2002   June 24, 2002    June 24, 2002
                                                             --------------   --------------   -------------
                                                               PREDECESSOR       SUCCESSOR       COMBINED
                                                             --------------   --------------   -------------
Reconciliation of AmerCable's net income (loss) to EBITDA:
Net income (loss) ....................................       $          359   $         (521)  $        (162)
Interest    -  Discontinued operations (g)............                   --            1,213           1,213
Taxes       -  Continuing operations..................                  226               --             226
            -  Discontinued operations................                   --             (370)           (370)
Depreciation and amortization
            -  Continuing operations..................                  635               --             635
            -  Discontinued operations................                   --              318             318
                                                             --------------   --------------   -------------
AmerCable's EBITDA....................................       $        1,220   $          640   $       1,860
                                                             ==============   ==============   =============

      (i) The cost of sales adjustments relate to inventory fair value adjustments recorded at the time of the April 2002 merger transaction totaling $1.9 million and at the time of the Gentek acquisition totaling $1.4 million.